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                                                                    Exhibit 3.13


                            CERTIFICATE OF FORMATION
                                       OF
                          INTERNET SHOPPING NETWORK LLC

         This Certificate of Formation of Internet Shopping Network LLC ("LLC"), dated as of January 29, 1998, is being duly executed and filed by David C. McBride, Esquire, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. Sections
18-101 et seq.

         1. Name. The name of the limited liability company formed hereby is Internet Shopping Network.

         2. Registered Office. The address of the registered office of the limited liability company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

         3. Registered Agent. The name and address of the registered agent for service of process on LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.


                                   By:  /s/ Brian C. Mulligan
                                        ________________________________________
                                        Brian C. Mulligan, an Authorized Person